Exhibit 11.2

ALIBABA GROUP HOLDING LIMITED

GUIDELINES ON TRADING IN ALIBABA GROUP SECURITIES

(Amended in August 2025)

1.
Introduction

1.1
Background. These Guidelines on Trading in Alibaba Group Securities (the “Guidelines”) are issued by Alibaba Group Holding Limited (the “Company” and collectively with its subsidiaries and consolidated entities, “Alibaba Group”) pursuant to the relevant restrictions on insider trading in the Code of Business Conduct of Alibaba Group. Securities laws of the United States and Hong Kong where the Company’s securities are listed and those of many other jurisdictions prohibit securities trading on the basis of inside information (as defined below) (commonly called “insider trading”). It is also illegal to recommend to others (commonly called “tipping”) that they buy, sell or retain the securities to which such inside information relates. Anyone violating these laws is subject to serious personal liability, including severe civil or criminal penalties (including imprisonment) and disciplinary actions by Alibaba Group (including termination of employment). Any improper actions, or even an investigation conducted by the United States Securities and Exchange Commission (“SEC”), The Securities and Futures Commission of Hong Kong, The Stock Exchange of Hong Kong Limited (“HKEx”), or other relevant securities regulatory authorities (collectively, the “securities regulatory authorities”), that does not result in prosecution, could lead to serious reputational and other damage to Alibaba Group and to the individual concerned.

1.2
Persons Subject to these Guidelines. These Guidelines apply to all of the following, each of whom must, at all times, comply with the securities laws of applicable jurisdictions:

•
Alibaba Group (including, for the avoidance of doubt, all of its subsidiaries and consolidated entities);

•
the directors, officers and employees of Alibaba Group, and any other persons that the listing compliance team of the Company’s Legal & Compliance Department (the “Listing Compliance Team”) determines should be subject to these Guidelines, such as contractors and consultants (collectively, “Company Personnel”); and

•
the households of Company Personnel (including any person who lives in the household of Company Personnel whether or not a family member), and any family members of Company Personnel who do not live in their household but whose transactions in Company securities are directed by or subject to the influence or control of Company Personnel (e.g., family members who consult with Company Personnel before they trade in Company securities), including without limitation spouse (or partner considered by law as equivalent to a spouse), children (including stepchildren), parents (including stepparents), grandparents, grandchildren, siblings, mother-in-law, father-in-law, brothers-in-law, sisters-in-law, sons-in-law and daughters-in-law (collectively “Relatives” and together with Alibaba Group and Company Personnel, “Relevant Persons”); and

•
trusts, corporations and other entities controlled by any Relevant Person.

1.3
Purpose of these Guidelines. In the course of their work, Company Personnel may come into possession of inside information concerning Alibaba Group. Therefore, Alibaba Group has established these Guidelines with respect to trading in the Company’s securities. Any violation of these Guidelines could subject you to disciplinary action, up to and including termination (see Section 7.2).

Alibaba Group prohibits trading in the Company’s securities by Relevant Persons except in accordance with these Guidelines. Please read these Guidelines carefully before trading in the Company’s securities, and understand and comply with the relevant laws, regulations and Alibaba Group’s policies.

1.4
Exercise Judgment. The matters set forth in these Guidelines are intended to provide guidelines in trading the Company’s securities and are not intended to replace your responsibility to understand and comply with the legal prohibition on insider trading. In addition to requiring that Relevant Persons comply with the letter of the law, it is Alibaba Group’s policy that Relevant Persons exercise judgment so as to also comply with the spirit of the law and avoid any misconduct or appearance of misconduct. Appropriate judgment should be exercised in connection with all securities trading. Please contact the Listing Compliance Team for questions regarding these Guidelines or applicable law (see Section 8).

1.5
Interpretation; Amendments. The Company shall have the exclusive right to interpret these Guidelines. These Guidelines may be amended from time to time as the Company deems appropriate. You are responsible for keeping yourselves informed of these Guidelines.

2.
Definitions

2.1
Beneficial Owner. The term “beneficial owner” is a concept under securities laws. A “beneficial owner” of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (1) voting power which includes the power to vote, or to direct the voting of, such security; and/or (2) investment power which includes the power to dispose, or to direct the disposition of, such security. “Beneficially own” and “beneficial ownership” shall be construed accordingly.

2.2
Inside Information. The term “inside information” generally refers to material non-public information. The terms “material information” and “non-public information” are further defined respectively below.

2.3
Material Information. Information is generally considered “material” if a reasonable person would consider it important in making an investment decision with respect to a security or which, if generally known to the public or any persons who are accustomed or would be likely to deal in the securities, would likely materially affect the price of a security (i.e., price-sensitive information).

Material information may be positive or negative. In addition, it should be emphasized that material information does not have to relate to any specific business of a company. For example, information about the content of a forthcoming publication in the financial press that is expected to affect the market price of a security could well be material. In close cases, you should assume that information that would affect your consideration of whether to trade, or which might tend to influence the price you would pay for the security, is material.

Examples of material information include, but are not limited to:

•
earnings results, estimates and guidance on earnings, and confirmations of or changes to previously released earnings results, estimates or guidance;
•
important metrics, such as GMV and number of users, or equivalent or similar metrics, that are indicative of business performance;
•
a significant merger, acquisition or divestiture proposal or agreement;
•
investments, joint ventures or changes in assets;
•
significant business developments, including the acquisition or loss of significant new contracts, customers or intellectual properties;
•
significant litigation, administrative action or governmental investigations or interviews;
•
dividend information;
•
new securities offerings or significant news relating to securities offerings (whether by the Company or any of its subsidiaries) and other events involving the Company’s securities (e.g., share repurchase plans, stock splits and changes to the rights of securityholders) ;
•
significant borrowings or financings, including refinancing and repayment of significant borrowings or financings, whether by the Company or any of its subsidiaries;
•
change in control or extraordinary changes in directors or senior management;
•
a significant disruption in operations or loss, potential loss, breach or unauthorized access of property or assets, including facilities, data and information technology infrastructure, including the leakage or misuse of a significant amount of user data;
•
major incidents of misconduct by employees;
•
major restructuring or large-scale layoffs;
•
significant write-offs;
•
changes in auditors; and
•
any other information which the issuer of the security will, or is likely to, be obliged to announce publicly or which is habitually announced publicly.

Information that something is likely to happen or even just that it may happen can be material. Courts and securities regulatory authorities often resolve close cases in favor of finding the information material. Therefore, you should err on the side of caution. Please keep in mind that the mere fact that a person is aware of the information is a bar to trading. It is no excuse that such person’s reasons for trading were not based on the information.

2.4
Non-public Information. Information is generally “non-public” if the information has not been widely disseminated through some form of official announcement and has not been assimilated by the general public. Please note that, only information that has been carried by news agencies widely recognized in the jurisdiction of the listing venue or has appeared in a filing with the securities regulatory authorities will be deemed as widely disseminated. The fact that rumors, speculations, market expectation or statements attributed to unidentified sources are public is insufficient for the information to be considered widely disseminated even when the information is accurate. Moreover, after the information has been disseminated, at least one (1) trading day must elapse between the dissemination of information and when that information may be considered assimilated by the general public, and then the information is considered public.

2.5
Restricted Persons. “Restricted Persons” include the following Company Personnel: (i) members of the Company’s board of directors, (ii) the Company’s executive officers (as named in the Company’s filings with relevant securities regulatory authorities), and (iii) such other Company Personnel (which may include Company Personnel of business groups and other subsidiaries businesses within Alibaba Group) as the Listing Compliance Team may designate from time to time, and their respective Relatives.

2.6
Security or Securities. The term “security” or “securities” is defined very broadly by the securities laws and includes depositary shares, shares (common and preferred), share options, warrants, bonds, notes, debentures, convertible instruments, put or call options (i.e., exchange-traded options), or other similar instruments.

2.7
Trading. The term “trade” or “trading” means broadly:

•
any acquisition, sale, disposal or transfer of any securities (including securities acquired or to be acquired under Alibaba Group’s equity incentive plans);
•
offer to acquire, sell, dispose of or transfer any securities;
•
creation of a pledge, charge or any other security interest in, any securities;
•
the grant, acceptance, acquisition, sale, transfer, exercise or discharge of any option (whether call, put or both) or other right or obligation, present or future, conditional or unconditional, to acquire, sell or transfer any securities, or any interest in securities, other than acceptance or vesting of awards under Alibaba Group’s equity incentive plans;

in each case whether or not for consideration and any agreements to do any of the foregoing. Moreover, acquisition of securities by way of gift also constitutes trading.

2.8
Trading Day. A “trading day” refers to a day the New York Stock Exchange and/or the HKEx is open for trading.

2.9
Window Periods. “Window periods” refer to the periods the Company has established in the fiscal year during which Restricted Persons may trade the Company’s securities subject to the conditions of these Guidelines. Each window period begins after the first trading day on which the Company makes a public news release of its quarterly or annual earnings for the prior fiscal quarter or year. That same window period closes at the beginning of the first day of the following fiscal quarter.

3.
Trading Guidelines

3.1
No Trading if in Possession of Inside Information. No Relevant Person may trade the Company’s securities at any time when the Relevant Person has inside information concerning Alibaba Group.

3.2
No Tipping. No Relevant Person may disclose (“tip”) inside information or induce any other person to disclose inside information to any other person, and no Relevant Person may make buy or sell recommendations, or otherwise induce or encourage any other person to trade the Company’s securities on the basis of inside information. In addition, Relevant Persons should take care before trading on the recommendation of others to ensure that the recommendation is not the result of an illegal “tip.”

3.3
No Hedging or Short-Selling. No Relevant Person, whether or not in possession of inside information, may engage in hedging transactions such as options, warrants, puts and calls, prepaid variable forward contracts, equity swaps, collars, exchange funds or similar instruments designed to hedge or offset decreases in the market value of the Company’s securities. No Relevant Persons may engage in short sales of the Company’s securities (i.e., selling shares that is not owned and borrowing the shares to make delivery).

3.4
Suspension or Restriction of Trading. From time to time, the Company may require that certain Relevant Persons (whether or not a Restricted Person) suspend or be subject to additional restrictions or requirements (including but not limited to window periods and pre-approval requirements) in trading the Company’s securities. If Alibaba Group declares a suspension, the Listing Compliance Team will notify the affected Relevant Persons when the suspension begins and when it ends. The Listing Compliance Team will also notify affected Relevant Persons whose trading in the Company’s securities are subject to additional restrictions or requirements. All those affected by a suspension shall not trade in the Company’s securities while the suspension is in effect and shall not disclose to others that the Company has suspended their trading.

3.5
No Disclosure of Inside Information. Inside information must be handled responsibly and with due care. Company Personnel are required to comply with applicable policies on the handling of confidential information and external communications, including communications with the media, securities analysists and other securities market participants, at all times.

3.6
Period of Obligation. For all Relevant Persons, these Guidelines continue in effect until the opening of the first window period after termination of employment or other relationship with Alibaba Group. In addition, pre-clearance requirements set forth in Section 5.3 continue to apply to Restricted Persons for six months after the termination of their status as Restricted Persons.

3.7
Records and Authorities. Relevant Persons must make available on request information (including if applicable, copies of contract notes and of any discretionary powers given to an investment manager) for the purposes of any investigation which the Company may decide to make or to enable it to respond to an outside investigation. In such circumstances, Relevant Persons shall grant the Listing Compliance Team (or others designated by the Company) all necessary authorities to enable them to obtain such information as they require from any investment adviser, stockbroker or other relevant person.

4.
Certain Exceptions

Subject to compliance with applicable securities laws and listing rules (including without limitation any statutory blackout periods), the prohibition set forth in Section 3 above does not apply to:

(a)
No Change in Beneficial Ownership. Transferring shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, a transfer of securities held directly by a Relevant Person into a trust of which such Relevant Person is the sole beneficiary during his or her lifetime).

(b)
Exercise of Share Options. The exercise of share options for cash under our equity plans; however, the sale of any such shares acquired upon such exercise, including as part of a cashless exercise of an option, is subject to these Guidelines.

(c)
Withholding Shares by Alibaba Group. The exercise of a tax withholding right pursuant to which Alibaba Group withholds shares subject to an option or other equity awards under Alibaba Group’s equity incentive plans, to satisfy tax withholding requirements.

(d)
Sale of Shares to Pay Taxes. Any sale of the Company’s securities by or on behalf of a Company Personnel for the sole purpose of funding the taxes that may become payable under applicable laws and regulations upon the vesting of equity awards granted to such Company Personnel under Alibaba Group’s equity incentive plans; provided that, before any such sale, such Company Personnel shall have irrevocably elected while not in possession of any inside information (and for Restricted Persons, during a window period), to effect such sale to fund the taxes payable; provided further that such sale shall be subject to Alibaba Group’s sole discretion and its right to withhold shares under such equity awards to satisfy such taxes payable and effected solely upon Alibaba Group’s instruction to such Company Personnel’s securities broker.

(e)
Trading under 10b5-1 Plans. The execution of transactions pursuant to a trading plan that complies with SEC Rule 10b5-1 and which has been approved by Alibaba Group. (See Section 6)

(f)
Taking up Entitlements in Certain Offerings. The taking up of entitlements under a rights issue, bonus issue (i.e., the issue of new shares instead of cash dividends), capitalization issue or other offer broadly made by an issuer of securities to its existing holders (including an offer of shares in lieu of a cash dividend) so long as an investment decision by the Relevant Person is not involved. For the avoidance of doubt, applying for excess shares in a rights issue or applying for shares in excess of an assured allotment in an open offer is subject to the prohibition of Section 3 hereof.

(g)
Lapse of Entitlements in Certain Offerings. Allowing entitlements to lapse under a rights issue or other offer made by an issuer of securities to its existing holders (including an offer of shares in lieu of a cash dividend).

(h)
Special Approval. Other situations with prior written approval from the Listing Compliance Team.

5.
Trading by Restricted Persons

5.1
No Trading Outside Window Periods. Subject to Section 3 and Section 4, Restricted Persons may only trade the Company’s securities during the four window periods that occur each fiscal year. The prohibition against trading while aware of inside information applies even during a window period. For example, during a window period, if a material non-public acquisition or divestiture is pending or a forthcoming publication in the financial press may affect the relevant securities market, Restricted Persons may not trade in the Company’s securities.

5.2
Notification of Window Periods. In order to assist Restricted Persons in complying with these Guidelines, the Company will deliver an e-mail (or other communication) notifying all Restricted Persons when a window period has opened and when a window period is expected to close. The Company’s delivery or no delivery of these e-mails (or other communication) does not relieve Restricted Persons of their obligation to only trade in the Company’s securities in full compliance with these Guidelines.

5.3
Prior Written Approval and Process for Restricted Persons. In all situations and subject to the trading guidelines under Section 3 and this Section 5 hereof, each Restricted Person must obtain advance written approval from the Company before trading any securities of the Company according to processes and procedures established by the Listing Compliance Team. Restricted Persons must provide such information as may be requested by the Listing Compliance Team for the purpose of reviewing his or her application for approval to trade in the Company’s securities. Notwithstanding any approval of trading, Alibaba Group assumes no liability for the consequences of any transactions.

5.4
Hardship Exemptions. Restricted Persons may make a hardship exemption request to the Listing Compliance Team if they are not in possession of inside information and encounter special difficulties which require them to trade in certain securities outside window periods to ease the situation. Hardship exemptions are granted only in exceptional circumstances.

6.
10b5-1 Trading Plans; Margin Accounts and Pledges

6.1
10b5-1 Trading Plan Definition; Timing; No Subsequent Influence Allowed. A 10b5-1 trading plan is a binding, written contract between a Relevant Person and his or her securities broker that specifies the price, amount, and date of securities trades to be executed in such Relevant Person’s account in the future, or provides a formula or mechanism that his or her broker will follow, and complies with the “cooling period” and all other relevant requirements under SEC Rule 10b5-1. Relevant Persons may not enter into these plans at any time when in possession of inside information. In addition, Restricted Persons may not enter into these plans outside window periods. In addition, a 10b5-1 trading plan must not permit Relevant Persons to exercise any subsequent influence over how, when, or whether the purchases or sales are made.

6.2
10b5-1 Plan Offers an Affirmative Defense. A Relevant Person has an affirmative defense against any claim by the SEC against him or her for insider trading if a trade was made under a 10b5-1 trading plan entered into when such Relevant Person was not aware of inside information. The rules regarding 10b5-1 trading plans are complex and Relevant Persons must fully comply with them to plead an affirmative defense. Relevant Persons should consult with their legal advisor before proceeding.

As a general policy, Alibaba Group encourages Restricted Persons, particularly the Company’s directors and officers as defined in Section 2.5(i) and (ii), to establish 10b5-1 trading plans to trade securities and will provide necessary help upon request.

6.3
Pre-clearance Required for 10b5-1 Trading Plans. Each Restricted Person must pre-clear with the Listing Compliance Team his or her proposed 10b5-1 trading plan prior to the establishment of such plan. The Company reserves the right to withhold pre-clearance of any 10b5-1 trading plan that it determines is not consistent with the rules, these Guidelines or best practices. Notwithstanding any pre-clearance of a 10b5-1 trading plan, Alibaba Group assumes no liability for the consequences of any transaction made pursuant to such plan.

Transactions effected pursuant to a pre-cleared 10b5-1 trading plan will not require further pre-clearance at each time of transaction, subject to any suspension of the plan by the Company.

6.4
Approval Required for Modification or Termination. For Restricted Persons, any modification or termination of a pre-approved 10b5-1 trading plan also requires pre-approval by the Listing Compliance Team. Such modification or termination can only take place when a Restricted Person is not aware of any inside information and must comply with the requirements of the rules regarding 10b5-1 trading plans and during a window period.

6.5
Pre-clearance Required for Purchases on Margin or Pledge for Borrowings. No Company Personnel, whether or not in possession of inside information, may purchase the Company’s securities on margin, or borrow against any account in which the Company’s securities are held, or pledge the Company’s securities as collateral for a loan, without first obtaining pre-clearance. Request for approval must be submitted to the Listing Compliance Team at least two weeks prior to the execution of the documents evidencing the proposed pledge. The Listing Compliance Team reserves the right to withhold pre-clearance and may determine not to permit the arrangement for any reason. Notwithstanding the pre-clearance of any request, Alibaba Group assumes no liability for the consequences of any transaction made pursuant to such request.

7.
Consequences of Non-Compliance with these Guidelines

7.1
Administrative, Criminal and Civil Penalties. Relevant Persons, controlling persons and Alibaba Group may be subject to administrative, civil and/or criminal penalties, including imprisonment, fines or damages, public censure, prohibition on activities or injunctions, cancellation of professional qualifications, freezing of assets, or disgorgement of profits for trading in securities when they have inside information or for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed inside information, or to whom they have made recommendations or expressed opinions on the basis of such information about trading securities. Securities regulatory authorities have imposed large penalties even when the disclosing person did not profit from the trading. The securities regulatory authorities use sophisticated electronic surveillance techniques to uncover insider trading.

7.2
Consequences of Non-Compliance. In addition to potential administrative, civil and criminal liability for insider trading, Company Personnel who violate these Guidelines will be subject to disciplinary action, up to and including termination of employment for cause, regardless of whether their trading constitutes a violation of law. Please note that a violation of law, or even an investigation by the securities regulatory authorities that does not eventually result in prosecution, can tarnish one’s reputation and irreparably damage a career.

7.3
Individual Responsibility. Each Relevant Person is individually responsible for complying with the securities laws and these Guidelines, regardless of whether Alibaba Group has prohibited or approved trading by that Relevant Person or any other Relevant Persons. Trading in securities by Relevant Persons during the window periods and outside of any suspension periods should not be considered a “safe harbor.”

WE REMIND RELEVANT PERSONS AGAIN THAT THEY MAY NOT TRADE SECURITIES ON THE BASIS OF INSIDE INFORMATION.

8.
Inquiries

Any inquiries in respect of these Guidelines should be directed to the Listing Compliance Team at dealing@alibaba-inc.com. Any violation or perceived violation should be reported immediately to the Listing Compliance Team at that address.

9.
Legal Effect of these Guidelines

Legal prohibitions against insider trading and tipping are highly complex, fact specific and evolving. These Guidelines and the procedures that implement these Guidelines are not intended to serve as precise recitations of the relevant laws. Certain of the procedures are designed to prevent even the appearance of impropriety and in some respects may be more restrictive than the securities laws. Therefore, these procedures are not intended to serve as a basis for establishing civil or criminal liability that would not otherwise exist.